Exhibit 99.1

For Further Information
Randy Kohn, President and Chief Executive Officer
843-522-1228 or email:  rkohn@lowcountrybank.com

James L. Pate, Chief Financial Officer
843-522-1228 or email:  jimmy@lowcountrybank.com

November 8, 2004

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Reports Quarterly Earnings

November 8, 2004 – Beaufort, SC – Coastal Banking Company Inc., holding company for Lowcountry National Bank, reported total earnings for the quarter and nine months ended September 30, 2004. Net income for the quarter ended September 30, 2004 was $370,000 or $.37 per share compared to $236,000 or $.25 per share for the quarter ended September 30, 2003. For the nine months ending September 30, 2004 net income totaled $891,000 or $.89 per share compared to $596,000 or $.63 per share for the nine months ending September 30, 2003.

As of September 30, 2004, Coastal Banking Company reported total assets of $143 million, an increase of $35 million or 32% since December 31, 2003. Deposits were $125 million and net loans totaled $97 million at September 30, 2004. The current quarter’s net income includes a one-time reduction in income tax expense of $115,000 or $.11 per share as a result of eliminating tax credits related to start-up losses incurred during the Company’s first year of operations.

Randy Kohn, President and CEO of Coastal Banking Company, Inc., stated, “We continue to be pleased with our company’s overall growth in loans and deposits. Our products and services continue to be well received in both Beaufort and Bluffton.”

Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol (OTC:CBCO.OB).

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.